Exhibit 5.k

Suite 900:	Correspondence:	Telephone: 902.420.3200	Charles S. Reagh
Purdy’s Wharf Tower One	P.O. Box 997	Fax: 902.420.1417	Direct Dial: 902.420.3335
1959 Upper Water Street	Halifax, NS	halifax@smss.com	Direct Fax: 902.496.6173
Halifax, NS	Canada B3J 2X2	www.smss.com	csr@smss.com
Canada B3J 3N2

File Reference: NS1940-182

September 3, 2003

CROWN CANADIAN HOLDINGS ULC

c/o Crown Holdings Inc.

1 Crown Way

Philadelphia PA 19154

- and to -

DECHERT LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia PA 19103

Gentlemen and Ladies:

Re:    Form S-4 Registration Statement (Reg. No. 333-105552)

We have acted as Nova Scotia counsel for Crown Canadian Holdings ULC (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-105552) originally filed by Crown European Holdings (“CEH”) and the other registrants on May 23, 2003 with the Securities and Exchange Commission of the United States of America (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as amended (the “Registration Statement”), for the purpose of registering the issuance by CEH of up to an aggregate principal amount of (i) $1,085,000,000 of CEH’s 9 1/2% Second Priority Senior Secured Notes due 2011; (ii) €285,000,000 of CEH’s 10 1/4% Second Priority Senior Secured Notes due 2011; and (iii) $725,000,000 of CEH’s 10 7/8% Third Priority Senior Secured Notes due 2013 (collectively, the “New Notes”) and the guarantees thereof (the “New Guarantees”) by certain guarantors including the Company (the “Guarantors”) under the Securities Act. The New Notes are to be issued in exchange for an equal aggregate principal amount of CEH’s outstanding: (i) 9 1/2% Second Priority Senior Secured Notes due 2011; (ii) 10 1/4% Second Priority Senior Secured Notes due 2011; and (iii) 10 7/8% Third Priority Senior Secured Notes due 2013, respectively, and the guarantees thereof by the Guarantors, pursuant to the Registration Rights Agreements by and among CEH, the Company, the other Guarantors, Salomon Smith Barney Inc., Deutsche Bank Securities Inc., ABN Amro Incorporated and Jefferies & Company, Inc. incorporated by reference as Exhibits 4.k and 4.l to the Registration Statement. The New Notes and the

Crown Canadian Holdings ULC—and—Dechert LLP

September 3, 2003

New Guarantees are to be issued pursuant to the terms of the Indentures by and among CEH, the Company, the Guarantors and Wells Fargo Bank Minnesota, National Association as trustee (the “Trustee”), incorporated by reference as Exhibits 4.m and 4.p to the Registration Statement (respectively, the “ Second Priority Notes Indenture” and the “Third Priority Notes Indenture” and, collectively, the “Indentures”). The Indentures are to be qualified under the Trust Indenture Act.

In connection with the foregoing, we have reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion including:

(1)	the Registration Statement;

(2)	the Indentures;

(3)	a Supplemental Indenture dated as of August 1, 2003 among the Company, Crown Mexican Holdings S. de R.L. de CV., CEH and the Trustee whereby the Company became a Guarantor under the Second Priority Notes Indenture (the “Second Priority Notes Indenture Supplement”);

(4)	a Supplemental Indenture dated as of August 1, 2003 the Company, Crown Mexican Holdings S. de R.L. de CV., CEH and the Trustee whereby the Company became a Guarantor under the Third Priority Notes Indenture (the “Third Priority Notes Indenture Supplement” and, collectively with the Second Priority Notes Indenture Supplement, the “Indenture Supplements”); and

(5)	the forms of the New Guarantees; and

(6)	a certificate of an officer on behalf of the Company dated September 3, 2003 (the “Officer’s Certificate”).

In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the legal capacity of all individuals, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Company), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Company including the completeness, truth and accuracy of all statements of fact contained in the Officer’s Certificate.

In expressing the opinion in paragraph 1 with respect to the valid existence of the Company, we have relied on a Certificate of Status issued under the Companies Act (Nova Scotia) dated September 3, 2003, a copy of which has been provided to you.

Crown Canadian Holdings ULC—and—Dechert LLP

September 3, 2003

We are solicitors qualified to practice law in the Province of Nova Scotia and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are the opinion that:

1.	The Company is duly incorporated, validly existing and in good standing as to the filing of annual returns and payment of annual fees under the laws of its jurisdiction of the Province of Nova Scotia, Canada and has the corporate power and authority to execute, deliver and perform the Indenture Supplements and the New Guarantees to which the Company is party.

2.	The execution, delivery and performance of the New Guarantees to which the Company is party have been duly authorized by all necessary corporate action of the Company.

3.	The Company has duly executed and delivered the Indenture Supplements.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

STEWART MCKELVEY STIRLING SCALES